Exhibit 4.15

AMENDMENT NO. 2 TO COMMERCIAL MANAGEMENT AGREEMENT

This Amendment No. 2 (this "Amendment") dated as of February 24th, 2016, by and among SEANERGY MANAGEMENT CORP., a company incorporated in Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Island, Majuro, Marshall Islands, MH 96960, for its own behalf and as agent for and on behalf of the Shipowning Affiliates (the "Company"), and FIDELITY MARINE INC., a company incorporated in the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Island, Majuro Marshall Islands MH 96960 (hereinafter called the "Commercial Manager") to the Commercial Management Agreement dated as of March 2, 2015, by and among the Company and the Commercial Manager (the "Agreement") as amended by Amendment No. 1 dated as of September 11th, 2015. Capitalized terms used herein without definition shall have the respective meanings ascribed thereto (or incorporated by reference) in the Agreement, which also contains rules of usage that apply to terms defined therein and herein.

RECITAL

WHEREAS, the Company and the Commercial Manager desire to enter into this Amendment No. 2 for the purpose of amending and restating Clause 3.1 and Clause 6.1(a)(i)(aa) of the Agreement.

WHEREAS, the Company and the Commercial Manager desire to enter into this Amendment No. 2 for the purpose of including Clause 6.4.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                    Amended and Restated Clause 3.1 of the Agreement

Clause 3.1 of the Agreement is hereby amended and restated as follows:

"
3.1             Subject to the terms and conditions provided herein during the period of this Agreement the Commercial Manager shall carry out the Management Services in respect of the Vessels as agent for and on behalf of the Shipowning Entities. The Commercial Manager (unless otherwise provided for herein) shall have authority to take such actions as it may from time to time in its discretion consider necessary to enable it to perform its obligations pursuant hereunder in accordance with sound ship management practices, provided the Company has given its approval."

2.                   Amended and Restated Clause 6.1(a)(i)(aa) of the Agreement

Clause 6.1(a)(i)(aa) of the Agreement is hereby amended and restated as follows:

"
6.1                The Commercial Manager shall provide and/or procure the provision of the services specified hereunder in the name of the Shipowning Entities or otherwise on its behalf and do all things which may be expedient or necessary for the provision of said services or otherwise in relation to the commercial operation of the Vessels, such services as stated below:-

(a)            Commercial Management

(i)	Employment of the Vessels

Seeking and negotiating employment of the Vessels in accordance with the Company's instructions.

(aa)	Chartering

Providing chartering services which include, but are not limited to seeking, negotiating and the concluding (including the execution thereof) of charterparties and on behalf of the Shipowning Entity agreeing with the charterers (inter alia) on the itineraries and timetables of the Vessel during the charter period, charter hire and other monies payable to the Shipowning Entity and methods of payment thereof and any other terms and conditions in relation to the employment of the Vessel, provided that the Commercial Manager received the Company's prior approval."

3.                  Clause 6.4 of the Agreement

Clause 6.4 is hereby included as follows:
"
6.4              The Commercial Manager shall provide chartering services for Capesize vessels exclusively to the Company."

Except as provided hereinabove, the terms and conditions of the Agreement shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the parties hereinabove have caused this Amendment No. 2 to the Agreement to be signed in duplicate by their respective and duly authorized representatives as of the date first written hereinabove.

SEANERGY MANAGEMENT CORP. By: /s/ Stamatios Tsantanis Name: Stamatios Tsantanis Title: Director
FIDELITY MARINE INC.

By:  /s/ Nikos Frantzeskakis
Name:  Nikos Frantzeskakis
Title:    Sole Director

FIDELITY MARINE INC
CHARTERES - BROKERS
27, LAODIKIS STR 16674 GLYFADA
ATHENS GREECE
Tel +30 2108985088  Fax: +30 2108985081